UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐             Preliminary Proxy Statement

☐             Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☒             Definitive Proxy Statement

☐             Definitive Additional Materials

☐             Soliciting Material under Rule 14a-12

NeoGenomics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NeoGenomics, Inc.

12701 Commonwealth Drive

Suite 9

Fort Myers, Florida 33913

To our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend our 2020 Annual Meeting of Stockholders of NeoGenomics, Inc., which will be held on Thursday, May 28, 2020, 10:00 a.m., EDT. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

We are pleased to inform you that instead of a paper copy of our proxy materials, most of our stockholders will be mailed a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how to access proxy materials and how to submit your proxy over the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. All stockholders who do not receive a Notice of Internet Availability will be mailed a paper copy of the proxy materials. Furnishing proxy materials over the internet allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the Annual Meeting via the Internet. Please vote electronically over the Internet, by telephone or if, you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote while participating at the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/NEO2020.

On behalf of the Board of Directors and management, we thank you for your continued support and confidence in NeoGenomics.

Sincerely,

Douglas M. VanOort

Chairman and Chief Executive Officer

April 15, 2020

Notice of 2020 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NeoGenomics, Inc., will be held on Thursday, May 28, 2020, at 10:00 a.m., EDT. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2020. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement.

ITEMS OF BUSINESS:

1. To elect nine directors from among the nominees named in the attached Proxy Statement.

2. To approve, on a non-binding advisory basis, executive compensation.

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2020.

4. To consider any other business properly brought before the Annual Meeting.

RECORD DATE:

You can vote if you were a stockholder of record as of the close of business on March 30, 2020.

PROXY VOTING:

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold. Whether or not you expect to virtually attend, please complete, date, sign and return the accompanying proxy card in the enclosed envelope or use the telephone or internet method of voting as described on your proxy card to ensure the presence of a quorum at the meeting. Even if you have voted by proxy and you virtually attend the meeting, you may, if you prefer, revoke your proxy and vote your shares virtually.

By Order of the Board of Directors

Denise E. Pedulla

Corporate Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on Thursday, May 28, 2020. Our Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2020 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having its principal executive offices at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, is providing these proxy materials in connection with the 2020 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2020 Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2020 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING

Q:  When and where is the 2020 Annual Meeting?

A:  The 2020 Annual Meeting will be held on Thursday, May 28, 2020 at 10:00 a.m., EDT. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2020 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on March 30, 2020 (the “Record Date”).

Q:  Who is entitled to vote at the 2020 Annual Meeting?

A:  Holders of NeoGenomics, Inc. common stock at the close of business on the Record Date for the 2020 Annual Meeting established by our board of directors (the “Board”), are entitled to receive notice of the 2020 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2020 Annual Meeting and any related adjournments or postponements. The Meeting Notice, proxy statement and form of proxy are first expected to be made available to stockholders on or about April 15, 2020.

As of the close of business on the Record Date, there were 105,089,310 shares of our common stock outstanding, each entitled to one vote. We refer to the holders of shares of our common stock as “stockholders” throughout this Proxy Statement. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

Q:  Who can attend the 2020 Annual Meeting?

A:  Admission to the 2020 Annual Meeting is limited to:

• stockholders as of the close of business on the Record Date;

• holders of valid proxies for the 2020 Annual Meeting; and

• our invited guests.

Q:  What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:  If your shares are registered in your name, as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use for voting. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:  What are the quorum requirements for the 2020 Annual Meeting?

A:  The presence virtually or by proxy of persons entitled to vote a majority of shares of our outstanding common stock at the 2020 Annual Meeting constitutes a quorum. Your shares of our common stock will be counted as present at the 2020 Annual Meeting for purposes of determining whether there is a quorum if a proxy card has been properly submitted by you or on your behalf, or you vote virtually at the 2020 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:  What matters will the stockholders vote on at the 2020 Annual Meeting?

A:  The stockholders will vote on the following proposals:

• Proposal 1 - Election of Directors.

To elect nine members of our Board, each to hold office for a one year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• Proposal 2 - Advisory Vote on the Compensation Paid to our Named Executive Officers.

An advisory vote on the compensation paid to our named executive officers.

• Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm.

Q:  What vote is required to approve each proposal?

A:   Provided a quorum is present, the following are the voting requirements for each proposal:

• Proposal 1 - Election of Directors.

The nine nominees receiving a majority number of “FOR” votes cast virtually or via proxy from the holders on the election of directors will be elected.

• Proposal 2 - Advisory Vote on the Compensation Paid to our Named Executive Officers.

Proposal 2 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal.

• Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm.

Proposal 3 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal.

Q:  What are the Board’s voting recommendations?

A:  Our Board recommends that you vote your shares:

• “FOR” the nine directors nominated by our Board, each to serve until the 2021 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• “FOR” the approval of the proposal regarding the compensation paid to our named executive officers.

• “FOR” the ratification of Appointment of the Independent Registered Public Accounting Firm.

Q:  How do I vote?

A:  You may vote electronically at the meeting, by mail or by internet or telephone.

• At the meeting. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

• By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

• By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-(800) 690-6903. Please see proxy card for voting instructions.

Q:  How can I change or revoke my vote?

A:  You may change your vote as follows:

• Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise E. Pedulla, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2020 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

• Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:  What if I do not specify a choice for a matter when returning a proxy?

A:  Your proxy will be treated as follows:

• Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

• Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:  Which ballot measures are considered “routine” or “non-routine?”

A:  The ratification of appointment of Independent Registered Public Accounting Firm (“Proposal 3”) is considered to be a routine matter under applicable rules. Abstentions, if any, will have no effect on the outcome of the vote on this proposal because they are not considered to be present or entitled to vote on the proposal, and broker non-votes are not expected to occur on this proposal.

The election of directors (“Proposal 1”) and the advisory vote on the compensation paid to our named executive officers (“Proposal 2”), are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2.

Q:  Could other matters be decided at the 2020 Annual Meeting?

A:  As of the date of the filing of this proxy statement, we were not aware of any matters to be raised at the 2020 Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the 2020 Annual Meeting for consideration, the proxy holders for the 2020 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:  Who is soliciting proxies and what is the cost?

A:  We are making, and will bear all expenses incurred in connection with, the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, electronic mail, facsimile or virtually. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:  What should I do if I have questions regarding the 2020 Annual Meeting?

A:  If you have any questions about the 2020 Annual Meeting or would like additional copies of any of the documents referred to in this proxy statement, you should call our Investor Relations department at (239) 768-0600.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the 2020 Annual Meeting, a board of nine directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

Information as to Nominees and Other Directors

Background information, as of April 15, 2020, about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below.

Douglas M. VanOort, age 64. Mr. VanOort has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since October 28, 2009. For seven months prior to October 2009, he served as Chairman of the Board of Directors, Executive Chairman and Interim Chief Executive Officer. Prior to joining the Company, Mr. VanOort was a General Partner with a private equity firm, and a Founding Managing Partner of a venture capital firm. From 1982 through 1999, Mr. VanOort served in various positions at Corning Incorporated (“Corning”) and at its spin-off company, Quest Diagnostics, Inc. (“Quest Diagnostics”). During the period from 1995 through 1999, he served as the Senior Vice President Operations for Quest Diagnostics which was then a $1.5 billion newly formed NYSE-traded Company. During the period of 1989 to 1995, he held senior executive positions at Corning Life Sciences, Inc., including Executive Vice President. Corning Life Sciences Inc. had revenues of approximately $2 billion and was spun-off in a public transaction to create both Quest Diagnostics and Covance, Inc. From 1982 to 1989, Mr. VanOort served in various executive positions at Corning, including Director of Mergers & Acquisitions. Mr. VanOort currently serves as the Chair of the American Clinical Laboratory Association where he previously served as a member of the Board. Mr. VanOort is a graduate of Bentley University.

Steven C. Jones, age 56. Mr. Jones has served as a director since October 2003. He also served in various executive roles from 2003 – 2019. He served as the Company’s Executive Vice President from 2016 until 2019, Executive Vice President - Finance from 2009 until 2016 and as Chief Compliance Officer from 2013 until 2018. Mr. Jones also served as Chief Financial Officer for the Company from October 2003 until November 30, 2009. Mr. Jones is the founder of Aspen Capital Group, a private equity investment firm, and has served as its Managing Partner since 2005. Prior to that, Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA degree from the Wharton School of the University of Pennsylvania in 1991. He also serves on the Boards of Directors of ERP Maestro, Inc., a Software as a Service provider of cybersecurity access management solutions, and XG Sciences, Inc., an advanced materials company that publicly files reports with the SEC. Mr. Jones serves on the Audit and Compensation Committees of ERP Maestro, and on the Audit, Compensation and Executive Committees of XG Sciences.

Kevin C. Johnson, age 65. Mr. Johnson has served as a director since October 2010. Mr. Johnson was the Chief Executive Officer for United Allergy Services, a provider of allergy testing and immunotherapy services, from September 2014 through July 2015. From January 2003 until September 2014 Mr. Johnson was retired. From May 1996 until January 2003, Mr. Johnson was

Chairman, Chief Executive Officer and President of DIANON Systems, Inc. (“DIANON”), a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002. DIANON was sold to Laboratory Corporation of America (NYSE: LH) in January 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, for 18 years, and held numerous management and executive level positions. Mr. Johnson also serves on the Board of Southern Ear Nose Throat & Allergy (SENTA), a private company headquartered in Atlanta, GA.

Raymond R. Hipp, age 77. Mr. Hipp has served as a director since February 2011. Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as serving on the board of directors for several public companies. From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services. Prior to that, Mr. Hipp held senior executive positions with several other firms. Mr. Hipp has a B.S. from Southeast Missouri State University. Mr. Hipp served on the board of directors and on the audit committee of Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company, for over 14 years.

Bruce K. Crowther, age 68. Mr. Crowther has served as a director since October 2014. Mr. Crowther retired in 2013 as President and Chief Executive Officer of Northwest Community Healthcare where he served for 23 years. Northwest Community Healthcare is an award winning hospital offering a complete system of care. Mr. Crowther has a B.S. in Biology and an M.B.A. from Virginia Commonwealth University. Mr. Crowther serves on the board of directors of Wintrust Financial Corporation, a public financial holding company and serves on the board of Methode Electronics, a publicly traded company trading on the NYSE. He was previously the Chairman and currently a Director of the Max McGraw Wildlife Foundation, a not for profit organization committed to conservation education and research. Mr. Crowther has also served on the Board of Directors of Gray Matter Analytics, Inc., a privately owned company, since 2018. Gray Matter provides analytical tools to health systems.

Lynn A. Tetrault, age 57. Ms. Tetrault has served as a director since June 2015. Ms. Tetrault is founder and principal of Anahata Leadership, an advisory firm focused on supporting the leadership effectiveness and development of executive women. Ms. Tetrault has more than 25 years of experience in the healthcare sector. She worked from 1993 to 2014 with AstraZeneca, PLC, most recently as Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation and corporate social responsibility for the Company. Prior to AstraZeneca, Ms. Tetrault practiced healthcare and corporate law for five years at Choate, Hall and Stewart in Boston. Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.

Alison L. Hannah, age 59. Dr. Hannah has served as a director since June 2015. Dr. Hannah has over 29 years’ experience in the development of investigational cancer chemotherapies. Dr. Hannah presently works as Senior Vice President and Chief Medical Officer at CytomX Therapeutics, an oncology-focused biopharmaceutical company. Prior to this position, she served as a consultant to the pharmaceutical industry, working with over 25 companies over 20 years with a focus on molecularly targeted anti-cancer therapy. Previously, Dr. Hannah worked as Senior Medical Director at SUGEN (working on Sutent and other tyrokine kinase inhibitors) and Quintiles, a global Contract Research

Organization. Dr. Hannah specializes in clinical development strategy, and has filed over 30 Investigational New Drug applications for new molecular entities and 8 successful New Drug Applications (including talazoparib, enzalutamide, defibrotide, carfilzomib, and others). She has a bachelor’s degree in biochemistry and immunology from Harvard University and her medical degree from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO, SITC and a Fellow with the Royal Society of Medicine.

Stephen M. Kanovsky, age 57. Mr. Kanovsky has served as a director since July 2017. Mr. Kanovsky, who has worked at General Electric since 2012, is General Counsel, Commercial of GE Healthcare, a business unit of General Electric that provides medical technologies and solutions to the global healthcare industry and supports customers in over 100 countries with a broad range of services and systems, from diagnostic imaging and healthcare IT through to molecular diagnostics and life sciences. Mr. Kanovsky earned his bachelor’s degree from the University of Pennsylvania. He subsequently graduated from Temple University’s School of Pharmacy with a master’s degree in Pharmacology and Temple University’s School of Law with a juris doctorate degree. Mr. Kanovsky also holds a master’s degree in business administration from Saint Joseph’s University’s Haub School of Business.

Rachel A. Stahler, age 44. Ms. Stahler is the Chief Information Officer at Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world with a focus on four key therapeutic areas: medical aesthetics, eye care, central nervous system and gastroenterology. Ms. Stahler has nearly two decades of global technology experience in the pharmaceutical industry. Previously, Mrs. Stahler was the Chief Information and Digital Officer for Syneos Health, where she was responsible for designing clinical and commercial systems for customers as an outsourcing leader. Ms. Stahler was also the Chief Information Officer at Optimer Pharmaceuticals and held various senior technology roles at Pfizer. Ms. Stahler holds a B.A. from the University of Pennsylvania and a master’s degree in business administration from Columbia Business School.

Nomination Criteria

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above.

•

Douglas M. VanOort, Chairman of the Board of Directors and Chief Executive Officer. Mr. VanOort has significant experience in the laboratory industry, including experience obtained as Chairman of the Board of Directors and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics. Mr. VanOort also has significant financial experience, having served as Executive Vice President and Chief Financial Officer of Corning Life Sciences, Inc. and as an Operating Partner with a private equity firm and a Founding Managing Partner of a venture capital firm. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•

Bruce K. Crowther, Board Member and Chairman of the Compliance Committee. Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market having served as Chief Executive Officer of a healthcare system for over 23 years. His experience in this role allows him to provide insight into how the Company should manage the hospital market. He also has experience serving on the board of directors of other public companies.

•

Alison L. Hannah, Board Member. Dr. Hannah has significant healthcare knowledge having spent the last 20 years as a consultant in the field of oncology drug development with over 30 years of experience working with biopharmaceutical companies. Dr. Hannah has extensive knowledge of the clinical trials marketplace and we believe she will be able to offer guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area.

•

Raymond R. Hipp, Board Member and Chairman of the Audit Committee. Mr. Hipp has experience in mergers and acquisitions, information technology and as a Chief Executive Officer. Mr. Hipp fills an important role with the Company as the Chairman of the Audit Committee and as an audit committee financial expert.

•

Kevin C. Johnson, Board Member. Mr. Johnson spent the majority of his career in the laboratory business and was the Chief Executive Officer and President of DIANON before it was sold to Laboratory Corporation of America. His experience as a Chief Executive Officer of a rapidly growing laboratory company operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

•

Steven C. Jones, Board Member. Mr. Jones has a background in investment banking and in investing in the healthcare industry. He has also served as Chief Financial Officer and Chief Executive Officer of various companies, including service to the Company from 2003 to 2009 as its Chief Financial Officer. Mr. Jones provides valuable experience to the Company with respect to strategic and financial matters.

•

Stephen M. Kanovsky, Board Member and Chairman of the Nominating and Corporate Governance Committee. Mr. Kanovsky has over 25 years of legal experience in the global life sciences and pharmaceutical industry. He brings valuable experience to our Board through his prior involvement with Clarient, prior to its acquisition by NeoGenomics in December of 2015.

•

Lynn A. Tetrault, Board Member and Chairwoman of the Compensation Committee. Lynn Tetrault is a dynamic, seasoned executive in the pharmaceutical industry. Having progressed through numerous senior management roles at Astra Zeneca she acquired extensive human resource and corporate governance experience at the highest level of the company. As the Company continues to grow, Ms. Tetrault’s experience will help shape human resource policies and operations as well as the make-up of the board of directors and its governance policies.

•

Rachel A. Stahler, Board Member. Ms. Stahler is an experienced Chief Information Officer, having held several executive positions in the pharmaceutical industry, currently at Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world. Ms. Stahler’s experience in designing clinical and commercial systems and prior senior technology roles will enhance the Company’s information technology policies and operations, as well as the composition and governance of the board of directors.

Corporate Governance

Director Independence. Under the NASDAQ Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the NASDAQ Stock Market Rules.

The Board has determined that each of Mr. Johnson, Mr. Hipp, Mr. Crowther, Ms. Tetrault, Dr. Hannah, Mr. Kanovsky and Ms. Stahler are independent. The Audit Committee and the Compensation Committee are each composed entirely of directors who are independent under the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Nominating Committee seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission, including diversity with respect to gender, race and ethnicity, as set forth in the Company’s Skill Matrix. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Nominating Committee will conduct candidate interviews, evaluate biographical information and background material, and assess the skills and experience of candidates, against selection criteria set forth in the Company’s Skill Matrix in the context of the then-current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms, and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates.”

Board Leadership Structure. Consistent with the Company’s Corporate Governance Guidelines, our Board has a policy that allows the offices of Chairman of the Board and Chief Executive Officer to be separate or combined and, if they are to be separate, allows Chairman of the Board role to be either selected from among the independent directors or an executive officer. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, the Company has determined to have the same individual, Douglas VanOort, serve as Chief Executive Officer and Chairman of the Board.

Board Role in Risk Oversight. The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, including cybersecurity, their potential financial impact on the Company, and the steps taken to monitor, control and mitigate those risks.

Information Regarding Meetings and Committees of the Board

The Board. The Board met four times for regular meetings during 2019. All of such meetings were regularly scheduled meetings and telephonic calls were held as needed. In addition, the Board held two special meetings via teleconference during 2019. During 2019, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each such director served. Although not required, directors are invited to attend annual meetings of our stockholders. We held an annual meeting of stockholders in 2019, which was attended by two of the directors then serving on the Board.

The Board currently has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Compliance Committee.

Director Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Compliance Committee

Steven C. Jones				X

Kevin C. Johnson		X		X

Raymond R. Hipp	X (Chair)		X

Bruce K. Crowther	X			X (Chair)

Lynn A. Tetrault	X		X (Chair)

Alison L. Hannah		X		X

Stephen M. Kanovsky		X (Chair)	X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. The formal report of the Audit Committee is set forth beginning on page 17 of this proxy statement. The Audit Committee met twelve times during 2019.

The Board has determined that Raymond Hipp is independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. Our Nominating and Corporate Governance Committee is responsible for (1) reviewing and evaluating the size, composition, function, and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees, and identify individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Company and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, including but not limited to overseeing the Company’s environmental, social and governance initiatives and investor engagement and communications. The Nominating and Corporate Governance Committee identifies and evaluates nominee candidates as described above under “Director Nominations”. The Nominating and Corporate Governance Committee met four times during 2019.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer, other executive officers, and our directors and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All of the members of the committee are independent directors within the meaning of the applicable NASDAQ Stock Market Rules. The Compensation Committee met five times during 2019.

Specifically, the Compensation Committee is responsible for (1) setting compensation for Company executive officers and directors, (2) monitoring the Company’s incentive and equity-based compensation plans, (3) succession planning, and (4) organizational culture programs and practices to ensure that such programs are fair and appropriate and designed to attract, retain and motivate employees. Such programs include the Company’s diversity and inclusion initiatives and Human Resources policies and practices relating to organizational engagement and effectiveness, employee development programs, fair pay and benefit programs and equal employment and equal opportunity.

The Compensation Committee engaged independent compensation consulting firm Willis Towers Watson (“WTW”) in 2019 to advise the Compensation Committee on peer development, market practices, industry trends, investor views and benchmark compensation data. In addition, WTW reviewed and provided the Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years.

The decision to engage this firm as a consultant was made by the Compensation Committee.

Compliance Committee. Our Compliance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading “Investors”. The Compliance Committee is responsible for overseeing the Company’s activities in the area of corporate compliance with applicable laws and regulations related to our provision of medical-related services and assessing management’s implementation of the Company’s Corporate Compliance Program, including but not limited to (1) the adequacy and effectiveness of policies and procedures to ensure the Company’s compliance with applicable laws and regulations, (2) the organization, responsibilities, plans, budget, staffing and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, (3) the appointment and review of the compliance officer, including the compliance officer’s reports and summaries, (4) the monitoring of significant internal and external investigations, (5) the monitoring of the Company’s actions in response to applicable legislative, regulatory and legal developments, (6) the Company’s Code of Conduct and policies and procedures that guide the Company and employees, (7) the appropriate mechanisms for employees to seek guidance to report concerns, including anonymously through the Company’s compliance hotline, and (8) the Company’s compliance risk assessment activities and efforts to promote an ethical culture. The Compliance Committee met four times during 2019.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for director that are recommended and submitted by stockholders. Submissions that meet the current criteria for board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board at our principal executive office, Attention: Denise E. Pedulla, Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida, 33913, Attention: Denise E. Pedulla, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Vote Required for Approval

The nine nominees receiving the majority of votes cast “FOR” by stockholders virtually or by proxy will be elected. Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of Proposal 1.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

General

We are providing our stockholders with the opportunity to express their views on our named executive officers’ compensation as set forth under “Executive and Director Compensation” by casting their vote on Proposal 2. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

The Board of Directors believes our executive compensation program, which is described in detail in the “Executive and Director Compensation” section is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals, while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with our purpose and core values, and the long-term interests of the Company and its stockholders. Our equity compensation (which is awarded in the form of stock options and restricted stock) is designed to build executive ownership and align financial incentives focused on the achievement of our long-term strategic goals (both financial and non-financial).

Although the vote on Proposal 2 regarding the compensation of our named executive officers is not binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders, is hereby approved.

Vote Required for Approval

The compensation paid to our named executive officers will be considered approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. Proposal 2 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of Proposal 2. Abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP on March 12, 2020 to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Although ratification of the appointment of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value the views of our stockholders. In the event that stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will review its future selection of its independent registered public accounting firm. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives from Deloitte & Touche LLP are expected to be present at the 2020 Annual Meeting.

Former Auditors

On February 27, 2019, the Audit Committee of the Board of Directors of NeoGenomics, Inc. (the “Company”) dismissed Crowe LLP (“Crowe”) as the Company’s independent registered public accounting firm, effective following the issuance of the Company’s Annual Report on Form 10-K for the period ended December 31, 2018.

Crowe’s reports on the Company’s financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended December 31, 2019 and 2018, there were:

(i) No “disagreements” (within the meaning of Item 304(a) of Regulation S-K) with Crowe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company; and

(ii) No “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We requested Crowe LLP to furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agreed with the above statements. A copy of that letter was filed with the Commission on a Form 8-K filed on March 5, 2019.

During the fiscal year ended December 31, 2018, and the subsequent interim periods through February 27, 2019, neither the Company nor anyone on its behalf consulted Deloitte regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or any matter that was either the subject of a “disagreement” (within the meaning of Item 304(a) of Regulation S-K) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Vote Required for Approval

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. Abstentions and broker non-votes, if any, will not be treated as votes cast and will have no impact on the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the appointment of the Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2019, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	5,318,759	$9.97	2,341,350	(a)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	374,960	(b)

Total	5,318,759	$9.97	2,716,310

a.

The Company’s Equity Incentive Plan was amended, restated and subsequently approved by stockholders on December 21, 2015 and amended and subsequently approved by stockholders on May 25, 2017. The most recent amendment increased the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Amended Plan to 18,650,000.

b.

The Company’s Employee Stock Purchase Plan was amended, restated and subsequently approved by stockholders on June 6, 2013, and amended and subsequently approved by stockholders on May 25, 2017 and June 1, 2018. The most recent amendment increased the maximum aggregate number of shares reserved and available for issuance under the Plan to 1,500,000.

Currently, the Company’s Equity Incentive Plan, as amended on May 25, 2017 and the Company’s ESPP, as amended on June 1, 2018, are the only equity compensation plans in effect.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2019 with management and Deloitte & Touche LLP. For the fiscal year ended December 31, 2018, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Crowe LLP, the Company’s independent registered public accounting firm for that fiscal year.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board “PCAOB”. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Crowe LLP its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2019 be included in its Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Raymond R. Hipp (Chair)

Bruce K. Crowther

Lynn A. Tetrault

EXECUTIVE OFFICERS

Executive Officer	Age	Position

Douglas M. VanOort	64	Chairman and Chief Executive Officer

Kathryn B. McKenzie (1)	35	Chief Financial Officer

Sharon A. Virag (2)	53	Chief Financial Officer

Denise E. Pedulla	60	General Counsel and Corporate Secretary

Robert J. Shovlin	49	President, Clinical Services

George A. Cardoza	58	President, Pharma Services

William B. Bonello (3)	55	President, Informatics and Director, Investor Relations

Douglas M. Brown (4)	50	Chief Strategy and Corporate Development Officer

Jennifer M. Balliet	42	Vice President and Chief Culture Officer

Lawrence M. Weiss, MD	63	Chief Medical Officer

Stephanie K. Bywater	49	Chief Compliance Officer

Steven A. Ross	56	Chief Information Officer

(1) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(2) Ms. Virag resigned effective August 2019.

(3) Mr. Bonello was appointed President, Informatics effective February 2020.

(4) Mr. Brown was appointed Chief Strategy and Corporate Development Officer effective February 2020.

Non-Director Executive Officers

Background information as of April 15, 2020 about our executive officers who are not nominees for election as directors is set forth below.

Kathryn B. McKenzie

Chief Financial Officer

Ms. McKenzie was appointed Chief Financial Officer in February 2020. Prior to this appointment she served as Vice President of Finance and Chief Accounting Officer since October 2017. She also served as the Company’s Principal Financial Officer since August 2019. Prior to joining the Company, Ms. McKenzie served at Chico’s FAS, Inc. in various roles including Assistant Controller and Director of Financial Reporting and Treasury. Ms. McKenzie also previously served as Audit Manager for Ernst and Young. Ms. McKenzie is a Certified Public Accountant and holds a Master’s of Science in Accountancy from the University of North Carolina Wilmington.

Sharon A. Virag

Chief Financial Officer

Ms. Virag served the company as Chief Financial Officer from March 2018 until her resignation in August 2019. Prior to joining the Company, Ms. Virag was the Vice President of Corporate Finance and Chief Accounting Officer at Aetna Inc., a Fortune 500 diversified health-care benefits’ company. In this role, she was responsible for controllership, tax, treasury, finance transformation and finance shared services from 2015 to 2017. Prior to Aetna, Ms. Virag held various positions in finance, including: Chief Accounting Officer at AES Corporation, Global Controller for several General Electric businesses and Assistant

Corporate Controller at General Motors. In addition to her private sector experience, Ms. Virag worked for the Public Company Accounting Oversight Board (“PCAOB”) from 2005 to 2008, where she served as the project leader for Auditing Standard No. 5. She also worked in public accounting, for Deloitte & Touche, LLP where she was an Audit Senior Manager. Ms. Virag has a Bachelor of Science degree in Accounting from California State University.

Denise E. Pedulla

General Counsel and Corporate Secretary

Ms. Pedulla joined NeoGenomics in 2015 as the company’s General Counsel and Corporate Secretary. From 2011 to 2015, Ms. Pedulla served as a Principal at Berkeley Research Group in its Compliance and Regulatory Risk Management services division and was engaged in private law practice. Prior to that, from 2008 to 2011, Ms. Pedulla was the Senior Vice President and Chief Compliance Officer at Orthofix International NV, a global orthopedic medical device company. From 2000 to 2008, Ms. Pedulla, a health care lawyer, was engaged in private law practice and provided legal counsel to hospitals, clinical laboratories, durable medical equipment suppliers and other health care providers in the areas of fraud and abuse, coverage, billing and reimbursement, regulatory compliance, corporate governance, contracting, and government affairs. From 1996 to 2000, Ms. Pedulla was employed at Fresenius Medical Care North America in positions of increasing responsibility, including Associate General Counsel and Vice President of Compliance, Regulatory and Government Affairs for the company’s clinical laboratory division. Ms. Pedulla received a B.S. in Nursing and Psychology from Boston College, a J.D. from Suffolk Law School, and an M.P.H. in Health Policy and Management from Harvard University. She also holds a Certification in Health Care Compliance (CHC) from the Health Care Compliance Association. Ms. Pedulla is a licensed attorney in Massachusetts and Florida and is a member of the Association of Corporate Council, the American Health Lawyers Association and the Health Law Sections of the American, Florida, and Massachusetts Bar Associations.

Robert J. Shovlin

President, Clinical Services

Mr. Shovlin has served as the President of our Clinical Services Division since September, 2016. Prior to this, he had served as our Chief Growth Officer since the acquisition of Clarient Inc. (“Clarient”) in 2015. From his hire date in October 2014 until the Clarient acquisition, Mr. Shovlin served as the Chief Operating Officer of NeoGenomics. From 2012 until October 2014, Mr. Shovlin served as Chief Development officer for Bostwick Laboratories, a provider of anatomic pathology testing services targeting urologists and other clinicians, where he was responsible for Sales, Marketing, Managed Care, Business Development, and Clinical Trials. From 2005 until 2011, he served in progressively more responsible positions, including President and Chief Executive Officer, for Aureon Biosciences, Inc., a venture-backed diagnostics company focused on developing novel and proprietary prostate cancer tests. Mr. Shovlin also served as Executive Director for Anatomic Pathology and Director of Managed Care for Quest Diagnostics from 2003 until 2005, and held sales leadership positions at Dianon Systems from 1997 until 2003. Mr. Shovlin served as a Captain, Infantry Officer in the United States Marine Corps from 1992 until 1997 where he served as a Platoon and Company Commander with 1st Battalion 4th Marines and as an Instructor and Staff Platoon Commander at the Basic School. He holds a Bachelor of Science Degree from Pennsylvania State University, and a Masters of Business Administration from Rutgers University.

George A. Cardoza

President, Pharma Services

Mr. Cardoza has served the Company as the President of Pharma Services since March 2018. He has been with NeoGenomics since November 2009, serving as the Company’s Chief Financial Officer through March 2018. Prior to that, he was the Chief Financial Officer at Protocol Integrated Direct Marketing. Mr. Cardoza spent fifteen years with Quest Diagnostics, including years when it was still part of Corning Inc. With Corning

Inc. he worked with the Corning Life Sciences Division, which did several acquisitions in the Pharma services space. These acquisitions formed the pieces of Covance, which Corning spun out at the same time as Quest in 1996. Mr. Cardoza has worked closely with NeoGenomics Pharmaceutical Services and Clinical Trials division, which was combined into the Clinical Trials arm of Clarient Inc. when it was acquired from General Electric Healthcare in December 2015. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

William B. Bonello

President, Informatics and Director of Investor Relations

Mr. Bonello was appointed President of Informatics in February 2020 and continues to serve as the Director of Investor Relations. Previously, Mr. Bonello served as the Chief Strategy and Corporate Development Officer, Treasurer, and Director of Corporate Development since April 2017. Prior to joining NeoGenomics, Mr. Bonello spent nearly twenty years as a healthcare equity analyst covering diagnostic services and product stocks for Piper Jaffray, Wachovia Securities, RBC, and Craig Hallum Capital Group. Mr. Bonello also worked for many years at LabCorp as the Senior Vice President for Investor Relations. Mr. Bonello has an undergraduate degree from Carleton College and earned his MBA from the Kellogg School of Management at Northwestern University.

Douglas M. Brown

Chief Strategy and Corporate Development Officer

Mr. Brown has served as our Chief Strategy and Corporate Development Officer since February 2020. Prior to joining NeoGenomics, Mr. Brown was Senior Managing Director with SVB Leerink with significant expertise in the oncology diagnostic sector. During his career, he has advised clients in over 100 successful M&A and Corporate Financing transactions. Doug advised General Electric on the sale of Clarient, and recently advised NeoGenomics on the acquisition of Genoptix and the oncology assets of Human Longevity. Mr. Brown earned his MBA from the Fuqua School of Business at Duke University and received his undergraduate business degree from the University of Texas at Austin.

Jennifer M. Balliet

Vice President and Chief Culture Officer

Ms. Balliet has served as our Chief Culture Officer since September 2016. Prior to that, she had served as our Vice President of Human Resources since April 2015. Ms. Balliet joined NeoGenomics in 2008 and has steadily increased her responsibilities; she also previously served as Director of Human Resources. During her time with NeoGenomics, she managed the human resources process as the Company grew from 100 employees to approximately 1,500 employees. As Chief Culture Officer, Ms. Balliet has responsibility for all areas of our Human Resources including recruiting, training, development, compensation, incentive plans and organizational development. Ms. Balliet received her B.S. degree in Psychology and M.S. degree in Business Management from the University of Florida.

Lawrence M. Weiss, M.D.

Chief Medical Officer

Dr. Weiss has served the Company as Chief Medical Officer since November 2019. Prior, Dr. Weiss served as Chief Scientific Officer since December 2018 and Medical Director and Director of Pathology Services since December 2015. Prior to joining the Company, Dr. Weiss served at Clarient Diagnostic Services, Inc. as a Pathologist and subsequently as Laboratory Director from 2011 through 2016. Dr. Weiss received his B.S. and M.D. summa cum laude from the University of Maryland. He was previously on the faculty of Stanford Medical School and was Chairman of Pathology at the City of Hope from 1997 to 2011. One of the most published pathologists in the world, Dr. Weiss was the recipient of the Benjamin Castleman Award from the International Academy of Pathology, the Arthur Purdy Stout Award from the APS Society of Surgical Pathologists, and the Ramzi Cotran Award from the United States-Canadian Academy of Pathology.

Stephanie K. Bywater

Chief Compliance Officer

Ms. Bywater has served the Company as the Compliance Officer since May 2017 and was appointed Chief Compliance Officer in March 2018. Prior to joining the Company, Ms. Bywater was the Global Compliance Operations & Americas Compliance Officer at Varian Medical Systems Inc., a radiation oncology medical device company. In this role, she was responsible for developing strategy for and overseeing global compliance operations and served as the compliance officer for one of three global regions, with a focus on international anti-corruption and anti-competition laws from 2015 to 2017. Prior to Varian, Ms. Bywater was the Compliance and Privacy Officer for Myriad Genetic Laboratories, where she implemented and provided oversight for programs supporting Anti-kickback Statute, Stark Law, billing and reimbursement, FDA, research, and global data privacy and protection requirements from 2010 to 2015. In addition to her private sector experience, since 2016, Ms. Bywater has served on the Advisory Board for the Center for Genomic Interpretation, a non-profit organization, where she consults and advises on compliance related matters. Ms. Bywater has a Bachelor of Science degree in Healthcare Administration from Northern Illinois University and is a Certified Healthcare Professional (CHP), Certified in Healthcare Privacy (CHP), and a Certified Internal Auditor (CIA).

Steven A. Ross

Chief Information Officer

Mr. Ross has served as Chief Information Officer since April 2013. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013, where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Prior to that Mr. Ross worked for Zinn Corporation as a Project Director, assisting Target Inc. Mr. Ross has his B.A. from New Mexico State University.

COMPENSATION OF DIRECTORS

Each of our non-employee directors is entitled to receive compensation. For the year ended December 31, 2019, each eligible non-employee director received Board compensation of $45,000. In addition, eligible non-employee directors who serve on committees receive the following compensation:

•	Directors serving as Audit Committee members receive annual compensation of $10,000. The Director serving as chair of the Audit Committee receives additional annual compensation of $10,000.

•

Directors serving as Compensation and Compliance Committee members receive annual compensation of $7,500. The Director serving as chair of the Compensation and Compliance Committee receives additional annual compensation of $7,500.

•

Directors serving as Nominating and Corporate Governance Committee members receive annual compensation of $5,000. The Director serving as chair of the Nominating and Corporate Governance Committee receives additional annual compensation of $5,000.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings.

The Board has the discretion to grant equity awards to non-employee directors as part of their compensation. All committee members, whether member or chair, receive total annual equity compensation in the amount of $110,000. On June 6, 2019, the Board granted 3,419 shares of restricted stock and 4,269 stock options to each non-employee director. Both the stock options and the restricted stock awards vest on June 6, 2020.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines for its directors and executive officers to further align the interests of our senior leaders with those of our stockholders. The guidelines require directors to hold NeoGenomics stock worth a value expressed as a multiple of their salary within five years of the guideline applying to them.

The table below summarizes the current share ownership guidelines as well as the current share ownership of our board as a multiple of base compensation for Board services as of December 31, 2019:

Role	Share Ownership Guideline	Current Share Ownership (1)

Chairman of the Board	3.0	112.3

Board Member and previous Executive Vice President	3.0	455.3

Other Board Members	3.0	38.6 (1)

(1) Share ownership calculated as an average of all Board Members except the CEO and previous Executive Vice President who are shown separately.

Directors who are yet to achieve their share ownership amount are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s amount is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2019, all board members were in compliance with the share ownership guidelines.

DIRECTOR COMPENSATION TABLES

The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Kevin C. Johnson (2)(3)	$55,796	$76,996	$34,762	$—	$—	$—	$167,554

Raymond R. Hipp (2)(3)	70,797	76,996	34,762	—	—	—	182,555

Bruce K. Crowther (2)(3)	70,000	76,996	34,762	—	—	—	181,758

Lynn A. Tetrault (2)(3)	71,875	76,996	34,762	—	—	—	183,633

Alison L. Hannah (2)(3)(5)	79,797	76,996	34,762	—	—	—	191,555

Steven C. Jones (2)(3)(4)	160,939	76,996	34,762	—	—	—	272,697

Stephen M. Kanovsky (2)(3)	50,110	76,996	34,762	—	—	—	161,868

(1)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards and stock options granted to the non-employee directors. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note M of our Annual Report on Form 10-K for a description of the valuation methodology of stock and option awards.

The aggregate number of stock awards and stock option awards granted to each of our non-employee directors for the year ended December 31, 2019 was as follows:

Name	Stock Awards(#)	Stock Option Awards(#)

Kevin C. Johnson	3,419	4,269

Raymond R. Hipp	3,419	4,269

Bruce K. Crowther	3,419	4,269

Lynn A. Tetrault	3,419	4,269

Alison L. Hannah	3,419	4,269

Steven C. Jones	3,419	4,269

Stephen M. Kanovsky	3,419	4,269

(2)

On June 6, 2019, the Company granted each of the directors above 3,419 shares of restricted common stock. Such restricted common stock vests on the anniversary of the grant date as long as the director continues to serve as a member of the Board of Directors. The fair market value of each restricted stock grant on the award date was deemed to be $76,996 or $22.52 per share, which was the closing price of our common stock on the day before the grant was approved by the Compensation Committee of the Board of Directors.

(3)

On June 6, 2019, the Company granted each of the directors above 4,269 stock options with an exercise price of $22.52, which was the closing price of our common stock on the day before the grant was approved by the Compensation Committee of the Board of Directors. These options vest on the anniversary of the grant date as long as the director continues to serve as a member of the Board of Directors.

(4)	Includes $110,143 in fees and bonuses earned for consulting work performed for the Company.
(5)	Includes $24,000 as compensation for serving on an advisory board in 2019.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

Overview and Philosophy

The Compensation Committee strives to create a compensation structure that supports a pay-for-performance culture and strongly believes that executive compensation should be tied to the performance of the Company and stockholder returns.

Our compensation philosophy is focused on providing our executive officers with compensation and benefits that are competitive, and that meet our goals of attracting, retaining and motivating highly skilled management. The levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Our executive compensation program focuses on both short and long-term results and is composed of three key elements: (1) base salaries, which reflect various factors including market-competitive pay levels, scope of the position, experience, individual performance and strategic criticality; (2) annual cash incentive opportunities, which reflect Company and individual performance; and (3) longer-term stock-based incentive opportunities under our equity incentive plans, generally in the form of stock options and/or restricted stock grants, which link the interests of senior management with our other stockholders. Equity incentive grants are subject to three or four year vesting provisions. Each of our compensation elements is designed to simultaneously fulfill one or more of our core objectives.

Our compensation program is administered under a rigorous process that includes the solicitation by the Compensation Committee of advice of an independent third-party consultant (which reports directly to the Compensation Committee, not to management) and long-standing, consistently applied policies with respect to the timing of equity grants, the pricing of stock options, and the periodic review of peer group practices.

We believe our overall program, and, in particular, our focus on granting long-term awards, is consistent with current best practices in compensation design.

2019 Performance Highlights

Most of our compensation decisions are determined in the first few months of our fiscal year, after the evaluation of Company performance and the performance of our Chief Executive Officer and other executive officers. We believe the compensation of all of our Named Executive Officers for 2019 aligned with both our performance in 2019 and the objectives of our executive compensation policies. The Company achieved strong operational and financial performance across a broad range of measures.

Measure (in thousands)	2019	2018	% Change from Prior Year

Clinical Services Revenue	$361,161	$241,873	49.3%

Pharma Services Revenue	47,669	34,868	36.7%

Total Revenue	$408,830	$276,741	47.7%

Net Income	$8,006	$2,640	203.3%

EBITDA (non-GAAP)	$37,629	$31,786	18.4%

Adjusted EBITDA (non-GAAP) (1)	$57,217	$43,552	31.4%

(1) “Adjusted EBITDA (non-GAAP)” is defined by NeoGenomics as net income from continuing operations before: (i) net interest expense, (ii) tax (benefit) expense, and, if applicable in a reporting period, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expense, (v) acquisition and integration related expenses, (vi) non-cash impairments of intangible assets, (vii) debt financing costs, (viii) and other significant non-recurring or non-operating income or expenses.

•

Record Revenue for both Clinical and Pharma Segments. Consolidated net revenues for 2019 were $408.8 million, a 47.7% increase compared to 2018. The increases in revenue and volume primarily reflect the acquisition of Genoptix and organic volume growth, as well as the benefit of a more favorable test mix and reimbursement initiatives. In addition, our backlog of signed Pharma contracts has continued to grow from $98.9 million as of December 31, 2018 to $130.3 million as of December 31, 2019.

•	Volume Growth. Test volume increased by 31.7% year over year and average revenue per clinical test increased by 13.3% to $366.

•	Significant Growth in Adjusted EBITDA. Top-line growth increased gross margins from 46.0% in 2018 to 48.1% in 2019. Adjusted EBITDA increased to $57.2 million, a 31.4% increase from prior year.

•

Execution of Critical Success Factors and Actions Continued to Drive Growth. The Company remains focused on its key critical success factors, which include: maintaining a world-class culture, delivering uncompromising quality, and providing exceptional service and growth.

Compensation Design

Compensation Strategy

We believe that having the right management team leading NeoGenomics and our employees globally is critical in our ability to achieve our financial and strategic objectives. Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining, and motivating highly skilled management, which is necessary to create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Alignment with NeoGenomics’ Strategy

NeoGenomics is a premier cancer diagnostics and pharma services company serving oncologists, pathologists, pharmaceutical companies, academic centers, and others with innovative diagnostic, prognostic and predictive testing. By providing uncompromising quality, exceptional service, and innovative solutions, we will be the world’s leading cancer testing and information company.

Underpinned by our values of Quality, Integrity, Accountability, Teamwork, and Innovation, we believe that focusing on saving lives by improving patient care will drive profitable growth for our stockholders to the benefit of all our stakeholders.

This vision is reflected in how we have designed our compensation programs, with performance metrics that focus on our achievements.

Metric	How we Use it	Why it Matters

Revenue	Financial metric (in annual incentive plan)

Our vision is to be the world’s leading cancer testing and information company. Increases in revenue through organic growth and execution of strategic opportunities aligns management performance with the achievement of that vision and stockholder value realization.

Adjusted EBITDA	Financial metric (in annual incentive plan)

We continue to seek profitable growth in order to achieve outstanding performance for our stockholders. Adjusted EBITDA focuses our management team on improving the profitability of our ongoing operations, while allowing for implementation of strategic initiatives to provide for future growth.

Strategic Critical Success Factors (see details below)	Company metric (in annual incentive plan)

We believe that a culture of motivated and engaged employees will deliver superior service to our clients, leading to customer satisfaction and retention, which will continue to increase stockholder value. Annual focus areas are established each year to align with our strategic critical success factors of: maintaining a world-class culture, providing uncompromising quality and delivering exceptional service and growth. Measurement against the achievement of these focus areas provides for continuous alignment with our common purpose and vision.

Individual Performance	Individual metric (in annual incentive plan)

Each executive that participates in the management incentive plan plays a unique role in the Company’s strategic objectives. Including individual performance goals for each executive that are in line with the executive’s major responsibilities ensures that incentive payments relate to both Company performance as well as individual performance.

Compensation Elements

Our compensation program is purposefully straightforward. In accordance with our compensation philosophy, we provide competitive fixed cash compensation, an annual incentive program that aligns pay with in-year progress against our longer term goals, and stock options and/or restricted stock that provide clear and transparent alignment to sustainable stockholder value creation, while retaining our executives over the long-term. The aggregate value of base salary, target bonus and long-term incentives is generally positioned within a competitive range around market median.

Element	Purpose	Key Features

Base Salary	Provide competitive baseline compensation for role

•  Fixed cash compensation

•  Amounts informed by levels in the market, taking account of the role, scope of the position, experience, performance and strategic criticality

•  Target competitive range around market median

Annual Incentive	Reward for the achievement of both NeoGenomics’ and individual performance during the year

•  Variable cash compensation

•  Target opportunity informed by levels in the market

•  Actual value based on financial performance (revenue, adjusted EBITDA) and individually defined strategic critical success factors

Long-Term Incentives	Align with the long-term interests of NeoGenomics, our stockholders and our employees, while rewarding long-term sustainable value creation and driving retention

•  Grants of stock options generally made annually to Named Executive Officers and/or grants of restricted stock made periodically to certain Named Executive Officers

•  Variable equity-based compensation

•  Target opportunity informed by levels in the market

•  Options require stock price appreciation to yield value

•  Restricted stock and options have four year ratable vesting and options have a seven-year term

The aggregate value of base salary, target bonus and long-term incentives is generally positioned within a competitive range around market median.

As the following charts show, the majority of our CEO’s and other named executive officers’ compensation is variable and performance based:

Compensation Best Practices

What We Do:		What We Avoid:

✓	Pay for performance	×	No tax gross-ups on any change-in-control benefits

✓	Deliver majority of executive compensation in the form of at-risk, performance-based pay	×	No hedging or pledging of NeoGenomics stock

✓	Align performance objectives with our strategy	×	No excessive perquisites, benefits or pension payments

✓	Conduct annual assessment of CEO pay versus performance	×	No reloading or repricing of stock options

✓	Take into consideration the compensation levels of a relevant peer group of companies when setting compensation	×	No options grants with an exercise price below 100% of fair market value

✓	Cap payout opportunities under our incentive plans

✓	Operate share ownership and retention requirements

✓	Operate clawback policy

✓	Operate double-trigger change-in-control benefits

✓	Operate an annual ‘say on pay’ vote

✓	Engage an independent compensation consultant

Compensation Governance

Compensation Oversight

The Compensation Committee, chaired by Lynn A. Tetrault and comprised of three independent Directors, is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers, including the Chief Executive Officer. The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. This includes reviewing and approving the compensation of the Named Executive Officers, approving performance goals, and reviewing the achievement of performance goals at year end.

In exercising its duties, the Compensation Committee receives information and support from management, and guidance from an independent advisor.

The Compensation Committee is wholly accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation. For other Named Executive Officers, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee.

The Annual Process

The Compensation Committee typically meets five times a year to consider the following items:

Quarter	Typical Meeting Topics

Q1

•  Setting compensation for Company executive officers, including the review and approval of executive benchmarking and pay recommendations, salary adjustments, annual bonus payouts and long-term incentive award values

•  Approve annual company and individual performance goals for the year ahead

•  Assess compliance versus stock ownership guidelines

•  Review historical equity awards and resulting burn rates

Q2

•  Review and finalize relevant proxy content

•  Monitoring of the Company’s incentive and equity-based compensation plan, including the review and approval of proposed annual equity grants

•  Undertake Compensation Committee self-evaluation

Q3

•  Review and discuss proxy advisor reports and any other investor feedback

•  Receive update on legislative, regulatory and governance environments

•  Review current compensation philosophy, including organizational culture programs and practices pertaining to diversity and inclusion

•  Review Compensation Committee charter

Q4	• Conduct annual peer group review • Discuss potential CD&A enhancements and review planning timeline • Succession planning

Additional meetings are scheduled on an as needed basis.

Use of an Independent Advisor

As outlined in its Charter, the Compensation Committee has the authority to select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee.

In 2016, the Compensation Committee appointed Willis Towers Watson as an independent outside compensation consultant. During 2019, Willis Towers Watson advised the Compensation Committee on peer group development, market practices, industry trends, investor views and benchmark compensation data. In addition, they reviewed and provided the Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years.

The Compensation Committee considered the six factors specified by the Securities and Exchange Commission to monitor the independence of their compensation advisors. As was the case in prior years, the Compensation Committee determined that Willis Towers Watson’s services during 2019 did not raise a conflict of interest.

Managing Compensation-Related Risks

NeoGenomics operates in a highly regulated, competitive and fast-moving field, meaning that risk management is core to our success. It is the common purpose of all NeoGenomics employees to save lives by improving patient care, and this shared common purpose underscores our commitment to performance excellence in a risk-appropriate manner.

The Compensation Committee’s role relative to risk mitigation is to review the risks associated with NeoGenomics’ compensation policies and practices to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have a material adverse effect on the company. The Compensation Committee also oversees an annual review of the Corporation’s risk assessment of its compensation policies and practices for its employees.

The risk-mitigating features that NeoGenomics has adopted within our executive compensation programs are summarized below.

Clawback

In the event of a restatement of the NeoGenomics’ financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by law and any applicable Company policies.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines to further align the interests of our senior executives with those of our stockholders. The guidelines require covered roles to hold NeoGenomics stock worth a value expressed as a multiple of their salary within five years of the guideline applying to them.

The table below summarizes the current share ownership guidelines for our Named Executive Officers as a multiple of salary as of December 31, 2019:

Role	Share Ownership Guideline	Current Share Ownership

Chief Executive Officer	3.0	112.3

Named Executive Officers (1)	1.0	14.6

(1) Share ownership calculated as an average of all Named Executive Officers except for the CEO who is shown separately and Ms. Virag who resigned in August 2019.

Individuals who are yet to achieve their required ownership amounts are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s share ownership level is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2019, all Named Executive Officers were either in compliance with the share ownership guidelines or not yet required to be in compliance due to hire date.

Views of our Stockholders

Starting in 2019, the Company moved to annual vote on Named Executive Officers’ compensation. This change enables the Compensation Committee to have more regular insight on stockholder views which inform discussions on program design and disclosure.

In 2019, 96.7% of the votes cast were in favor of our Named Executive Officers’ compensation. This positive vote and feedback, coupled with alignment of pay and performance under NeoGenomics’ compensation programs, reinforces the current approach to executive compensation. The outcomes of these advisory votes will continue to inform the Compensation Committee’s thinking as it evaluates the appropriateness and effectiveness of NeoGenomics’ approach to executive compensation.

Compensation Peer Group

In evaluating executive compensation, the Compensation Committee considers a number of factors including:

•	Absolute company performance;
•	Company performance relative to our established peer group;
•	Compensation practices observed in our established peer group; and
•	Stockholder views.

Given the fast-changing nature of our industry, the Compensation Committee reviews the compensation peer group annually, with input from Willis Towers Watson. Consideration is given to relative size (revenue, number of employees and market capitalization) and nature of business (business focus and model) of the organizations.

The Compensation Committee has consciously chosen to adopt a compensation peer group that is, on the whole, different from the group of companies with which our business competes. This is primarily due to the fact that many of our direct business competitors are either much larger or smaller than us in terms of size and scope, meaning the compensation data would not necessarily be appropriate to inform decision-making regarding executive compensation levels at NeoGenomics.

The 2019 compensation peer group comprised the following 20 companies:

• AMAG Pharmaceuticals, Inc. • AngioDynamics, Inc. • AtriCure, Inc. • Cambrex Corporation • Eagle Pharmaceuticals, Inc. • Enzo Biochem, Inc. • Fluidigm Corporation	• Genomic Health, Inc. • Harvard Bioscience, Inc. • Lantheus Holdings, Inc. • Luminex Corporation • Medpace Holdings, Inc.* • Meridian Bioscience, Inc. • Myriad Genetics, Inc.	• NanoString Technologies, Inc. • Natera, Inc. • OraSure Technologies, Inc. • Pacific Biosciences of CA, Inc. • Quidel Corporation • Spectrum Pharmaceuticals, Inc.

* Indicates companies excluded from CEO pay vs. performance graph below as three years of stock data is not available.

Foundation Medicine, Inc. and Sucampo Pharmaceuticals, Inc. were removed for 2019 because they were acquired. Lantheus Holdings, Inc. and Meridien Bioscience, Inc. were added in 2019 because they met industry selection criteria and fell within the desired ranges for revenue and market capitalization.

Assessment of the Chief Executive Officer’s Compensation

As noted above, one of the Compensation Committee’s annual activities is to assess the total compensation of the Chief Executive Officer related to our compensation peer group. The peer group used for this purpose is our compensation peer group as defined above.

The following graph shows the relationship of our CEO’s total compensation as set forth in the 2018 Summary Compensation Table and the change in stock price for the three years ended December 31, 2016, 2017 and 2018 (annualized) as compared to the companies included in our peer group, as defined above. Data for the most recent year ended December 31, 2019 was not used in this graph as the CEO compensation was not available for this period for all companies presented.

Establishing Performance Targets

Performance targets are set in the first quarter at the time of the Board’s annual budgeting session to ensure that our executives’ compensation opportunities are aligned with our short and long-term strategic goals. The performance targets are designed to reward achievement of specific financial, strategic and individual performance goals. We use an annual performance management process for our executives to assess individual performance, as well as a variety of distinct performance metrics that are shared among the executive team. As part of this process, each executive, including each of our Named Executive Officers, establishes his or her performance goals with input and approval from the CEO. Shared performance metrics are reviewed and approved by the Compensation Committee.

2019 Compensation Decisions and Outcomes

The decisions described below in relation to 2019 pay levels and outcomes for our Named Executive Officers were made before the full global extent of COVID-19 became apparent. The Compensation Committee will consider the business and financial impact of COVID-19 to NeoGenomics, our shareholders, our employees, our customers and other stakeholders, in evaluating 2020 performance in early 2021.

An Overview of Performance in 2019

The Compensation Committee considers the financial performance of the Company in making compensation decisions. The Compensation Committee believes that compensation should be tied to the performance of the Company as well as the return to stockholders.

The primary metrics used in the evaluation of financial performance of the Company are revenue and adjusted EBITDA. During 2019, we reported record revenue of $408.8 million, representing 47.7% year over year growth. Revenue per test also improved 13.3%. Adjusted EBITDA(2) for 2019 was $57.2 million, a 31.4% increase from the prior year.

These performance achievements in addition to company and individual goals, resulted in annual incentive awards ranging from 121% - 171% of target.

We have presented below the cumulative total return to our stockholders of $100 during the period from December 31, 2014, through December 31, 2019 in comparison to the cumulative return on the S&P 500 Index and a customized peer group of six publicly traded companies during that same period. The peer group is made up of Qiagen N.V., Exact Sciences Corporation, Laboratory Corporation of America Holdings, Myriad Genetics, Inc. and Quest Diagnostics, Inc. Several of our closest competitors are part of large pharmaceutical or other multi-national firms, or are privately held and, as such, we are unable to obtain financial information for them.

The results assume that $100 (with reinvestment of all dividends) was invested in our common stock, the index, and in the peer group and relative performance tracked through December 31, 2019.

Our Named Executive Officers in 2019

The following individuals were Named Executive Officers in 2019.

Named Executive Officer	Title	Date of Appointment to Current Role

Douglas M. VanOort	Chairman and Chief Executive Officer	October 2009

Sharon A. Virag (1)	Chief Financial Officer	March 2018

Kathryn B. McKenzie (2)	Chief Financial Officer	February 2020

George A. Cardoza	President, Pharma Services	March 2018

Robert J. Shovlin	President, Clinical Services	September 2016

Lawrence M. Weiss (3)	Chief Medical Officer	November 2019

(1) Ms. Virag resigned effective August 2019.

(2) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(3) Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

2019 Base Salary

Named Executive Officer	Base Salary	Effective Date

Douglas M. VanOort	$665,000	March 4, 2019

Sharon A. Virag (1)	$416,000	March 4, 2019

Kathryn B. McKenzie (2)	$250,000	March 4, 2019

George A. Cardoza	$380,000	March 4, 2019

Robert J. Shovlin	$400,000	March 4, 2019

Lawrence M. Weiss (3)	$600,000	November 25, 2019

(1) Ms. Virag resigned effective August 2019.

(2) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(3) Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

2019 Annual Incentive

The annual incentive is a performance bonus, paid in cash that is designed to incentivize and reward Named Executive Officers for operating results, both financial and strategic. The 2019 performance goals were approved by the Compensation Committee at the start of the fiscal year and communicated to each of our Named Executive Officers. In 2019, bonus opportunities and outcomes for the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort	80%	160%	135%	169%

Sharon A. Virag (1)	50%	100%	44%	88%

Kathryn B. McKenzie (2)	35%	70%	60%	171%

George A. Cardoza	45%	90%	70%	155%

Robert J. Shovlin	50%	100%	70%	140%

Lawrence M. Weiss (3)	30%	60%	43%	144%

(1) Ms. Virag resigned effective August 2019. The bonus paid to Ms. Virag was negotiated in her severance agreement in August 2019 and was based on performance up to that date.

(2) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(3) Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

The 2019 annual incentive is determined based on a combination of NeoGenomics’ financial performance as well as individual performance, including attainment of strategic critical success objectives and individual performance. The relative weightings of each have been carefully established to reflect the role of each Named Executive Officer and the areas on which they are able to have the most influence and impact. All Named Executive Officers have a corporate financial performance component, reflecting the importance of our senior management working collectively as a team to deliver results, and their collective accountability to our stockholders.

The weight of each measure for 2019 was as follows:

	Corporate Performance			Individual Performance

Named Executive Officer	Revenue	EBITDA	Strategic Critical Success Factors	Individual Goals

Douglas M. VanOort	40%	40%	10%	10%

Sharon A. Virag (1)	35%	35%	10%	20%

Kathryn B. McKenzie (2)	30%	30%	10%	30%

George A. Cardoza (3)	10%	30%	10%	50%

Robert J. Shovlin (4)	10%	30%	10%	50%

Lawrence M. Weiss (5)	35%	35%	10%	20%

(1) Ms. Virag resigned effective August 2019. The bonus paid to Ms. Virag was negotiated in her severance agreement in August 2019 and was based on performance up to that date.

(2) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(3) The individual goal for Mr. Cardoza is largely tied to the financial performance of the Pharma Services division. 35% of Mr. Cardoza’s annual incentive in 2019 is based on achieving the Pharma Services division revenue goals set forth.

(4) The individual goal for Mr. Shovlin is largely tied to the financial performance of the Clinical Services division. 30% of Mr. Shovlin’s annual incentive in 2019 is based on achieving the Clinical Services revenue goals set forth.

(5) Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

Corporate Performance

The corporate performance component of the Annual Bonus Plan resulted in a payout of 166% of target for revenue 167% of target for EBITDA.

Financial Performance Metric	Threshold	Target	Maximum	Achievement

Revenue	$379,000	$397,000	$415,000	$408,830

Adjusted EBITDA	$44,700	$51,700	$58,700	$56,830

Strategic Critical success factors paid out at 175% of target, driven by:

•	Record revenue of $408.8 million, representing 47.7% year over year growth;
•	Revenue per test improvement of 11.1%;
•	Adjusted EBITDA of $57.2 million, representing an increase of 31.4% year over year;
•	Attainment of critical success factors including:
○	Strengthening our world class culture by improving teamwork and emphasizing effective communication
○	Providing uncompromising quality through company-wide leadership, training, and employee engagement
○	Pursuing exceptional service and growth through customer engagement

Individual Performance

The individual performance component of the Annual Bonus Plan includes specific goals for each Named Executive Officer. Key achievements in the following areas were factored into determining the performance outcomes:

•	Completion of strategic initiatives including the integration of Genoptix;
•	Achievement of operating segment revenue goals (where indicated in table above);
•	Achievement of 2019 company-wide focus initiatives and critical success factors including:
○	Advancing the careers of NEO employees through mentoring and training
○	Driving profitable growth
○	Achieving high levels of stockholder satisfaction
○	Improving processes through automation and innovation
○	Enhancing the customer experience
○	Developing new and enhanced tests

Our Compensation Committee approved the CEO’s recommendations for the individual performance ratings of executives (other than the CEO). Individual performance ratings of the CEO were approved based on an evaluation of performance by the Compensation Committee. Individual performance ratings were based on individual goals, some of the key achievements included the following:

Named Executive Officer	Key Achievements	Individual Performance Factor

Douglas M. VanOort	• Achieved strong operational and financial performance exceeding 150% of company revenue and EBITDA goals • Led strategic planning process with Board of Directors engagement and executed organic growth strategies, Informatics division development, Genoptix integration and strategic negotiations of the acquisition of HLI Oncology • Created management succession process to develop succession-ready executives for all senior roles	10%

Sharon A. Virag	• Organized team to plan and complete common stock offering in May, 2019 to raise $171 million • Led the financing of a new credit agreement to provide $100 million revolving credit facility, $100 million term loan and $50 million delayed draw term loan in June, 2019	20%

Kathryn B. McKenzie	• Assumed Principal Financial Officer responsibilities upon resignation of CFO in August 2019 • Identified and executed plans for sourcing, cost savings and reimbursement projects with a combined incremental value of $1.4 million • Established a plan for a new and integrated, cross functional ERP system for 2021 implementation • Developed and implemented risk management strategy	30%

George A. Cardoza	• Achieved Pharma revenue growth, exceeding 100% of goal • Developed and executed plan to open a new Pharma lab in Singapore and gain licensure and CAP accreditation • Ended the year with approximately $130 million in backlog	50%

Named Executive Officer	Key Achievements	Individual Performance Factor

Robert J. Shovlin	• Achieved Clinical revenue growth, exceeding 100% of goal • Led integration efforts for Genoptix and streamline processes to reduce cost per test and improve productivity • Exceeded customer satisfaction survey goal	50%

Lawrence M. Weiss, M.D.	• Updated and enhanced out platforms for both solid tumor and hematologic next-generation sequencing testing • Established strategy and organizational structure for R&D function • Transitioned from Chief Scientific Officer to Chief Medical Officer in November 2019	20%

The combination of corporate and individual performance resulted in the following awards based on 2019 performance:

Named Executive Officer	Actual Bonus	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort	$900,000	135%	169%

Sharon A. Virag (1)	182,823	44%	88%

Kathryn B. McKenzie (2)	150,000	60%	171%

George A. Cardoza	265,000	70%	155%

Robert J. Shovlin	280,000	70%	140%

Lawrence M. Weiss (3)	260,000	43%	144%

(1) Ms. Virag resigned effective August 2019.

(2) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(3) Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

Although the formulaic outcome for the Chief Executive Officer would have resulted in an actual bonus payout equal to 121% of salary (or 151% of his target bonus), the Compensation Committee felt it appropriate to apply positive discretion (as permitted by the Annual Incentive Plan) to increase the payout to 135% of salary in light of the Chief Executive Officer’s outstanding performance in 2019. The factors the Compensation Committee considered in determining it appropriate to do so included the strong operational performance of the Company and the significant shareholder returns achieved during 2019, neither of which influenced the formulaic outcome of the plan. As outlined above, the actual payout of 135% of salary for the Chief Executive Officer was well below the maximum bonus potential of 160% of salary.

2019 Long-Term Incentive Awards

2019 long-term incentive (“LTI”) awards to our named executive officers were primarily made in the form of a combination of stock options and time-based restricted stock. This directly reflects our strategy, and, in turn, our compensation philosophy by delivering an appropriate balance of retention and motivation to deliver strong strategic performance, with a view to long-term value creation for our stockholders. The Compensation Committee views stock options as a performance-based incentive given the inherent requirement for sustained stock price appreciation for awards to yield value. This is clearly aligned with the interests of our stockholders. The Compensation Committee also considers it appropriate to grant restricted stock to our named executive officers because they provide a degree of retention in our LTI program, aligned with one of the goals of our compensation philosophy, which is to retain our highly skilled management team.

The amount of LTI awards granted to each executive is determined based on his or her individual performance, potential future contributions, market competitiveness, and other factors. Our Compensation Committee reviews our LTI awards against LTI awards of our peer group and also reviews the overall total compensation of our executive officers against our peer group. On average, annual LTI grant awards for our Named Executive Officers position their overall compensation at or around the median values of our peer group, in cases where there are comparable positions at the peer companies.

Other Elements of Compensation

Perquisites

We do not provide significant perquisites or personal benefits to Named Executive Officers. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.

Benefits

Named Executive Officers are provided with health benefits and access to our 401(k) Plan. Under the 401(k) Plan, NeoGenomics matches contributions at the rate of 100% of every dollar contributed up to 3% of the respective employee’s compensation and an additional 50% of every dollar contributed on the next 2% of compensation (4% maximum Company match). The Named Executive Officers participate in the same plan as the broader employee population.

Additional Information

Tax and Accounting Considerations

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to any one named executive officer or other employee in any calendar year that is considered to a Covered Employee. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect under a written binding contract on or before November 2, 2017 and were not materially modified after this date. As a result, compensation that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to a Covered Employee generally will not be deductible.

While the Tax Cuts and Jobs Act limits the deductibility of compensation paid to Covered Employees, the Compensation Committee will, consistent with its past practice, design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with NeoGenomics’ management and, based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Lynn A. Tetrault, Chair

Raymond R. Hipp

Stephen M. Kanovsky

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2019, 2018, and 2017, by the principal executive officer, principal financial officer, and our three other most highly compensated executive officers in 2019, together “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Award ($)(2)	Option Award ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Douglas M. VanOort	2019	$665,000	$—	$742,507	$1,338,225	$900,000	$—	$3,000	$3,648,732
Chairman of the Board & Chief Executive Officer	2018	641,923	—	650,006	1,278,290	774,000	—	3,000	3,347,219
	2017	616,346	—	1,432,495	1,231,667	200,000	—	3,000	3,483,508

Sharon A. Virag (4)(5)	2019	257,723	—	214,502	386,597	182,823	—	—	1,041,645

Chief Financial Officer	2018	298,462	120,000	—	485,100	190,000	—	—	1,093,562
	2017	—	—	—	—	—	—	—	—

Kathryn B. McKenzie (6)	2019	250,000	—	44,551	80,293	150,000	—	—	524,844
Vice President and Chief Accounting Officer (Principal Financial Officer)	2018	—	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—	—

George A. Cardoza	2019	380,000	—	164,993	297,381	265,000	—	—	1,107,374

President of Pharma Services	2018	370,000	—	—	492,158	194,364	—	—	1,056,522
	2017	352,692	—	181,750	492,667	80,000	—	—	1,107,109

Robert J. Shovlin	2019	400,000	—	214,502	386,597	280,000	—	3,000	1,284,099
President of Clinical Services	2018	375,385	—	—	737,598	212,756	—	3,000	1,328,739
	2017	350,000	—	363,500	492,667	95,000	—	3,000	1,304,167

Lawrence M. Weiss (7)	2019	600,000	—	115,503	208,171	260,000	—	—	1,183,674

Chief Medical Officer	2018	571,519	100,000	—	152,100	32,276	—	—	855,895
	2017	—	—	—	—	—	—	—	—

(1)

Amount shown for Sharon A. Virag in 2018 consists of a sign-on bonus paid in accordance with her employment agreement. Amount shown for Lawrence M. Weiss consists of a discretionary bonus as well as a bonus paid in accordance with his medical services agreement.

(2)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards and stock options granted to the Named Executive Officers. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note M of our Annual Report on Form 10-K for a description of the valuation methodology of stock and option awards.

(3)	Amounts shown consist of awards based on performance under our management incentive bonus plans for each respective year.
(4)	Ms. Virag resigned effective August 2019. On an annualized basis, her annual salary for 2019 would have been $416,000.
(5)	Sharon A. Virag joined the Company as Chief Financial Officer in March 2018. On an annualized basis, her annual salary for 2018 would have been $400,000.
(6)

Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(7)	Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

Narrative to the Summary Compensation Table

Grants of Plan Based Awards

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2019 to each of our Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (1)($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)($)
		Threshold	Target	Maximum

Douglas M. VanOort	3/1/2019	—	80%	160%	—	231,567	$19.60	$1,338,225

Chief Executive Officer and Chairman of the Board	3/1/2019	—	—	—	37,883	—	—	$742,507
		—	—	—	—	—	—	—

Sharon A. Virag (3)	3/1/2019	—	50%	100%	—	66,897	$19.60	$386,597

Chief Financial Officer	3/1/2019	—	—	—	10,944	—	—	$214,503

Kathryn B. McKenzie (4)	3/1/2019	—	35%	70%	—	13,894	$19.60	$80,293

Vice President and Chief Accounting Officer (Principal Financial Officer)	3/1/2019	—	—	—	2,273	—	—	$44,551

George A. Cardoza	3/1/2019	—	45%	90%	—	51,459	$19.60	$297,381

Chief Financial Officer	3/1/2019	—	—	—	8,418	—	—	$164,993

Robert J. Shovlin	3/1/2019	—	50%	100%	—	66,897	$19.60	$386,598

President, Clinical Services	3/1/2019	—	—	—	10,944	—	—	$214,502

Lawrence M. Weiss (5)	3/1/2019	—	30%	60%	—	36,022	$19.60	$208,171

Chief Medical Officer	3/1/2019	—	—	—	5,893	—	—	$115,503

(1)

The Fiscal Year 2019 Annual Bonus of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal year 2019 under the management incentive plan. The actual amount earned is reflected in the Summary Compensation in the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in Item 8, Note M of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC. Our executive officers will not realize the value of these awards in cash unless these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.

(3)	Ms. Virag resigned effective August 2019.
(4)

Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(5)	Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

Outstanding Equity Awards at December 31, 2019

The Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2019:

Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)

Douglas M. VanOort	333,333	166,667	(4)	—	$7.52	4/28/2022	65,681	$1,921,169	(1 (3	) )	—	—

Chief Executive Officer & Chairman of the Board	166,000	334,000	(5)	—	$8.03	2/26/2023	30,953	$905,375	(2 (3	) )	—	—
	—	231,567	(6)	—	$19.60	3/1/2024	37,883	$1,108,078	(7 (3	) )	—	—

Sharon A. Virag	—	64,167	(8)	—	$8.22	11/5/2020	2,736	$80,028	(9 (3	) )	—	—

Chief Financial Officer	—	16,724	(10)	—	$19.60	11/5/2020	—	—			—	—

Kathryn B. McKenzie	16,666	8,334	(11)	—	$9.07	10/18/2022	2,273	$66,485	(7 (3	) )	—	—

Vice President and Chief Accounting Officer (Principal Financial Officer)	8,000	32,000	(5)	—	$8.03	2/26/2023	—	—			—	—
	—	13,894	(6)	—	$19.60	3/1/2024	—	—			—	—

George A. Cardoza	100,000	—	(12)	—	$7.15	4/20/2021	8,334	$243,770	(1 (3	) )	—	—

President of Pharma Services	133,333	66,667	(4)	—	$7.52	4/28/2022	8,418	$246,227	(7 (3	) )	—	—
	64,166	128,334	(5)	—	$8.03	2/26/2023	—	—			—	—
	—	51,459	(6)	—	$19.60	3/1/2024	—	—			—	—

Robert J. Shovlin	—	66,667	(4)	—	$7.52	4/28/2022	16,667	$487,510	(1 (3	) )	—	—

President of Clinical Services	—	192,334	(5)	—	$8.03	2/26/2023	10,944	$320,112	(7 (3	) )	—	—
	—	66,897	(6)	—	$19.60	3/1/2024	—	—			—	—

Lawrence M. Weiss	37,500	12,500	(13)	—	$6.98	3/1/2021	5,893	$172,370	(7 (3	) )	—	—

Chief Medical Officer	13,333	6,667	(1)	—	$7.27	5/25/2022	—	—			—	—
	6,666	13,334	(14)	—	$9.22	4/19/2023	—	—			—	—
	8,333	16,667	(15)	—	$13.87	12/12/2023	—	—			—	—
	—	36,022	(6)	—	$19.60	3/1/2024

(1)	Stock award vests ratably on May 25, 2018, May 25, 2019 and May 25, 2020.
(2)	Stock awards vest ratably on August 1, 2019, August 1, 2020 and August 1, 2021.
(3)	Market value based on stock price at December 31, 2019.
(4)	Option awards vest ratably on April 28, 2018, April 28, 2019 and April 28, 2020.

(5)	Option awards vest ratably on February 26, 2019, February 26, 2020 and February 26, 2021.
(6)	Option awards vest ratably on March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023.
(7)	Stock awards vest ratably on March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023.
(8)	Option award vests on March 27, 2020.
(9)	Stock award vests on March 1, 2020.
(10)	Option award vests on March 1, 2020.
(11)	Option award vests ratably on October 18, 2018, October 18, 2019 and October 18, 2020.
(12)	Option award vested ratably on April 20, 2017, April 20, 2018, and April 20, 2019.
(13)	Option award vests ratably on March 1, 2017, March 1, 2018, March 1, 2019 and March 1, 2020.
(14)	Option award vests ratably on April 19, 2019, April 19, 2020 and April 19, 2021.
(15)	Option award vests ratably on December 12, 2019, December 12, 2020 and December 12, 2021.

Options Exercised and Stock Vested

The options exercised by and stock vested for our Named Executive Officers during the fiscal year ended December 31, 2019 were as follows:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Douglas M. VanOort	472,527	(1)	$7,021,751	65,681	(1)	$1,395,721

Chief Executive Officer and Chairman of the Board	—		—	15,476	(1)	$377,150

Sharon A. Virag (2)	64,166		$994,832	—		—

Chief Financial Officer	—		—	—		—

Kathryn B. McKenzie (3)	8,000		$145,900	—		—

Vice President and Chief Accounting Officer (Principal Financial Officer)	—		—	—		—

George A. Cardoza	30,000		$476,700	8,333		$177,076

President of Pharma Services	200,000		$3,543,590	—		—

	100,000		$1,575,212	—		—

Robert J. Shovlin	200,000		$2,343,912	16,667	(1)	$354,174

President of Clinical Services	133,333		$1,964,817	—		—

	96,166		$1,438,174	—		—

Lawrence M. Weiss (4)	—		—	—		—

Chief Medical Officer	—		—	—		—

(1)

Shares were withheld to cover the cost of the options or tax withholding obligations in connection with this exercise. The number of shares and value reported represents the gross number prior to withholding of such shares.

(2)	Ms. Virag resigned effective August 2019.
(3)

Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(4)	Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts that contain provisions for payment upon termination.

The following table shows the Named Executive Officers with such provisions and the estimated financial impact assuming these Named Executive Officers were terminated without cause at December 31, 2019:

	Benefits and Payments
Named Executive Officer	Base Salary		Benefits

Douglas M. VanOort	$665,000	(1)	$12,252	(4)
Chief Executive Officer and Chairman of the Board

Sharon A. Virag (6)	416,000	(1)	10,884	(4)

Chief Financial Officer

Kathryn B. McKenzie (7)	83,333	(2)
Vice President and Chief Accounting Officer (Principal Financial Officer)

George C. Cardoza	190,000	(3)	9,792	(5)

President of Pharma Services

Robert J. Shovlin	400,000	(1)	—
President of Clinical Services

Lawrence M. Weiss (8)	600,000	(1)	—

Chief Medical Officer

(1) Represents 12 months continuation of base salary.

(2) Represents 4 months continuation of base salary.

(3) Represents 6 months continuation of base salary.

(4) Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months.

(5) Represents the estimated incremental cost to the Company for continuation of health care benefits for 6 months.

(6) Ms. Virag resigned effective August 2019.

(7) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019..

(8) Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

The following Named Executive Officers have stock options and/or restricted stock agreements that contain provisions providing for accelerated vesting upon change in control.

The following table shows the estimated benefit to the Named Executive Officer assuming a change in control at December 31, 2019:

	Vesting Upon Change in Control
Named Executive Officer	Unvested Stock Options #	Stock Options Estimated Benefit (1)	Unvested Restricted Stock #	Restricted Stock Estimated Benefit (1)
Douglas M. VanOort, Chief Executive Officer and Chairman of the Board	732,234	$12,943,775	134,517	$3,934,622

Sharon A. Virag, Chief Financial Officer (2)	80,891	1,510,819	2,736	80,028

Kathryn B. McKenzie, Vice President and Chief Accounting Officer (Principal Financial Officer) (3)	54,228	981,297	2,273	66,485

George C. Cardoza, President of Pharma Services	246,460	4,668,501	16,752	489,996

Robert J. Shovlin, President of Clinical Services	325,898	6,175,557	27,611	807,622

Lawrence M. Weiss, Chief Medical Officer (4)	85,190	1,295,946	5,893	172,370

(1) Estimated benefit based on stock price at December 31, 2019.

(2) Ms. Virag resigned effective August 2019.

(3) Prior to her appointment to Chief Financial Officer in February 2020, Ms. McKenzie served as the Company’s Vice President of Finance and Chief Accounting Officer since 2017 and the Principal Financial Officer since August 2019.

(4) Prior to his appointment to Chief Medical Officer, Dr. Weiss served as the Company’s Chief Scientific Officer since December 2018.

CEO Pay Ratio

The Compensation Committee reviewed a comparison of our CEO’s total annual compensation to the total annual compensation of our median employee for the fiscal year ended December 31, 2019. The total annual compensation of our CEO for this period was $3,648,732, compared to the total annual compensation of our median employee which was $74,903. The resulting ratio of our CEO’s pay to the pay of our median employee for the fiscal year ended December 31, 2019 was 49:1; which is relatively consistent with the 48:1 reported for the fiscal year ended December 31, 2018. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In determining the median employee, the Company used a consistently applied compensation measure. The compensation measure included salary received in fiscal year 2019 including commissions and bonuses (if applicable). The compensation measure excluded the following pay elements: grant date fair value of stock option granted in fiscal year 2019, company-paid 401(k) match made during fiscal year 2019 and company-paid insurance premiums during fiscal year 2019. For purposes of determining the median employee, the Company used the employee population as of December 31, 2019 including all active full-time, part-time and per diem employees.

The median employee was selected by (i) calculating the compensation for each of our employees (excluding the CEO) using the consistently applied compensation measure as defined above, (ii) ranking the employees based on that compensation from lowest to highest, and (iii) selecting the employee that falls in the middle of that population.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 1, 2020 with respect to the beneficial ownership of our common stock by:

•	each person or group known by the Company to own beneficially more than five percent of the Company’s outstanding common stock.
•	each director and Named Executive Officer of the Company;
•	the directors and executive officers of the Company as a group;

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)

5% Stockholders

Common	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	15,589,132	14.8%

Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	10,513,003	10.0%

Named Executive Officers and Directors

Common	Douglas M. VanOort (2)	3,217,964	3.1%

Common	Steven C. Jones (3)	2,004,484	1.9%

Common	Raymond R. Hipp (4)	137,436	*

Common	Kevin C. Johnson (5)	56,302	*

Common	Bruce K. Crowther (6)	66,526	*

Common	Alison L. Hannah (7)	89,115	*

Common	Lynn A. Tetrault (8)	54,115	*

Common	Stephen M. Kanovsky (9)	3,419	*

Common	Kathryn B. McKenzie (10)	46,244	*

Common	George A. Cardoza (11)	794,599	*

Common	Robert J. Shovlin (12)	235,031	*

Common	Lawrence M. Weiss (13)	112,388	*

Common	Directors and Named Executive Officers as a Group (14)	6,817,623	6.5%

* Less than 1%

(1)

The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of April 1, 2020, through the exercise of any stock option or other right. As of April 1, 2020, 105,149,893 shares of the Company’s common stock were outstanding. The information in the table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of NeoGenomics, Inc. at 12701 Commonwealth Drive Suite 9, Fort Myers, FL 33913.

(2)

Douglas M. VanOort, Chairman and Chief Executive Officer of the Company, has direct ownership of 2,316,073 shares and options exercisable within 60 days of April 1, 2020 to purchase 890,891 shares of common stock. Totals for Mr. VanOort include 10,000 shares indirectly held in a custodial account benefiting Mr. VanOort’s children.

(3)

Steven C. Jones, a director of the Company, has direct ownership of 195,234 shares and options exercisable within 60 days of April 1, 2020 to purchase 113,017 shares of common stock, including 100,000 options exercisable by Aspen Select Opportunity Fund. Totals for Mr. Jones also include (i) 30,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls and (ii) 165,757 shares held in certain individual retirement and custodial accounts. In addition, Mr. Jones is the Managing Member of the general partner of Aspen Select Healthcare, LP (“Aspen”); thus he has the right to vote the 1,500,000 shares which Aspen has direct ownership of as well as the 559,400 shares for which Aspen has received a voting proxy.

(4)	Raymond R. Hipp, a director of the Company, has direct ownership of 134,102 shares and options exercisable within 60 days of April 1, 2020 to purchase 3,334 shares of common stock.
(5)	Kevin C. Johnson, a director of the Company, has direct ownership of 52,968 shares and options exercisable within 60 days of April 1, 2020 to purchase 3,334 shares of common stock.
(6)	Bruce K. Crowther, a director of the Company, has direct ownership of 35,176 shares and options exercisable within 60 days of April 1, 2020 to purchase 31,350 shares of common stock.
(7)	Alison L. Hannah, a director of the Company, has direct ownership of 76,098 shares and options exercisable within 60 days of April 1, 2020 to purchase 13,017 shares of common stock.
(8)	Lynn A. Tetrault, a director of the Company, has direct ownership of 41,653 shares and options exercisable within 60 days of April 1, 2020 to purchase 12,462 shares of common stock.
(9)	Stephen M. Kanovsky, a director of the Company, has direct ownership of 3,419 shares and has no options exercisable within 60 days of April 1, 2020.
(10)	Kathryn B. McKenzie, Chief Financial Officer, has direct ownership of 2,105 shares and options exercisable within 60 days of April 1, 2020 to purchase 44,139 shares of common stock.
(11)

George A. Cardoza, President of Pharma Services, has direct ownership of 333,402 shares and options exercisable within 60 days of April 1, 2020 to purchase 441,197 shares of common stock. Totals for Mr. Cardoza include 20,000 shares indirectly held in a trust.

(12)	Robert J. Shovlin, President of Clinical Services, has direct ownership of 151,640 shares and options exercisable within 60 days of April 1, 2020 to purchase 83,391 shares of common stock.
(13)	Lawrence M. Weiss, Chief Medical Officer, has direct ownership of 11,717 shares and options exercisable within 60 days of April 1, 2020 to purchase 100,671 shares of common stock.
(14)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in fiscal year 2019, except that Mr. VanOort filed one late form 4 due to administrative error. Statement of Changes in Beneficial Ownership.

FUTURE STOCKHOLDER PROPOSALS

To have a proposal intended to be presented at our 2021 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2020 (unless the date of the 2020 Annual Meeting of Stockholders is not within 30 days of May 28, 2020, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2021 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If a stockholder wishes to present a proposal before the 2021 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and form of proxy in accordance with Rule 14a-8, the stockholder must also give written notice to the Corporate Secretary at our corporate headquarters. Our Corporate Secretary must receive the notice not less than 90 days nor more than 120 days prior to May 28, 2021, the anniversary date of the 2020 Annual Meeting of Stockholders; provided, however, that in the event that the 2021 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after May 28, 2021, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The proposal must also comply with the other requirements contained in our Amended and Restated Bylaws.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Summarized below is the aggregate amount of various professional fees billed by our principal accountants, Deloitte & Touche LLP and Crowe LLP for the years ended December 31, 2019 and 2018, respectively:

	2019	2018
Audit fees	$1,402,118	$851,977
Audit related fees	71,840	168,740
Tax fees	—	—
All other fees	1,895	—

Total	$1,475,853	$1,020,717

All audit fees are approved by our Audit Committee and Board of Directors, and are limited to services provided on the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Audit related fees are fees billed for assurance, due diligence in connection with acquisitions, and related services by our principal accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included under “audit fees.” Tax fees include those related to tax compliance, tax advice and tax planning. All other fees consist primarily of programs and subscription services.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement.

TRANSACTIONS WITH RELATED PERSONS

Consulting Agreements

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven C. Jones, a director, officer and shareholder of the Company, whereby Mr. Jones would provide consulting services to the Company in the capacity of Executive Vice President. On May 3, 2010, the Company also entered into a warrant agreement with Mr. Jones and issued a warrant to purchase 450,000 shares of the Company’s common stock, which were all vested as of December 31, 2016 and fully exercised at December 31, 2017.

On November 4, 2016, the Company amended and restated the Consulting Agreement with Mr. Jones, (the “Amended and Restated Consulting Agreement”). The Amended and Restated Consulting Agreement has an initial term of November 4, 2016 through April 30, 2020, which automatically renews for additional one year periods unless either party provides notice of termination at least three months prior to the expiration of the initial term or any renewal term. On May 6, 2019, the Company and Mr. Jones entered into a letter agreement to modify certain provisions of the Amended and Restated Consulting Agreement which modifications included, by mutual agreement of the parties, the following: automatic expiration of the Amended and Restated Consulting Agreement on April 30, 2020 unless the parties mutually agree to renew it in writing; a description of consulting services to be provided to the Company (the “Services”) with a target of up to 15 hours per month of working time and attention to the Company; a fixed monthly cash consulting fee in the amount of $5,000 per month for the provision of the Services; and continuation of health insurance coverage at the levels currently in effect. In addition, Mr. Jones relinquished the title of Executive Vice President effective as of April 4, 2019.

During the years ended December 31, 2019, 2018 and 2017, Mr. Jones earned approximately $93,000, $163,000 and $242,000, respectively, for various consulting work performed and reimbursement of incurred expenses. Mr. Jones also earned $0, $58,013 and $31,912 as payment of bonuses for the periods indicated above. During the years ended December 31, 2019, 2018 and 2017, Mr. Jones earned approximately $51,250, $50,000, and $50,000, respectively as compensation for his services on the Board.

The following table summarizes stock options and restricted stock granted to Mr. Jones during the years ended December 31, 2019, 2018 and 2017:

Grant Date	Common Stock Shares Granted	Restricted Common Stock Shares Granted	Fair Value	Fair Value per Share	Grant Price

June 6, 2019	4,269	—	$34,762	$8.14	$22.52

June 6, 2019	—	3,419	$76,996	$22.52	$—

June 1, 2018	3,017	—	$11,284	$3.74	$11.60

June 1, 2018	—	6,897	$80,005	$11.60	$—

May 25, 2017	10,000	—	$24,700	$2.47	$7.27

May 25, 2017	—	8,667	$63,009	$7.27	$—

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports, along with responses to the Company’s annual director and officer questionnaires, for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors, and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investors section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2020 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. The documents referred to above are also available from the EDGAR database that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2020

FORM 10-K ANNUAL REPORT TO STOCKHOLDERS

On February 28, 2020, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We have enclosed the Annual Report with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2019, along with other financial information and management discussion, which we urge you to read carefully.

You can also obtain, free of charge, a copy of our Annual Report by:

•	writing to:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Attention: Denise E. Pedulla, Corporate Secretary

•	telephoning us at: (866) 776-5907

You can obtain a copy of our Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2020 ANNUAL MEETING PROXY MATERIALS RESULTS

Copies of this proxy statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2020 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four business days from the 2020 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge from the SEC’s EDGAR database at http://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two or more stockholders who share an address, unless the Company has received contrary instruction from one or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the proxy statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise E. Pedulla, Corporate Secretary, or calling (866) 776-5907.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date NEOGENOMICS, INC. or meeting date. Have your proxy card in hand when you access the web site ATTN: KATHRYN B. MCKENZIE and follow the instructions to obtain your records and to create an electronic 12701 COMMONWEALTH DRIVE, SUITE 9 voting instruction form. FORT MYERS, FL 33913 During The Meeting—Go to www.virtualshareholdermeeting.com/NEO2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D03417-P32575 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NEOGENOMICS, INC. Board of Directors Recommends a Vote FOR proposal 1. 1. Election of Directors. To elect nine (9) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. For Withhold 1a. Douglas M. VanOort ! ! Board of Directors Recommends a Vote FOR proposal 2. For Against Abstain 1b. Steven C. Jones ! ! 2. Advisory Vote on the Compensation Paid to our Named ! ! ! Executive Officers. 1c. Kevin C. Johnson ! ! For Against Abstain Board of Directors Recommends a Vote FOR proposal 3. 1d. Raymond R. Hipp ! ! 3. Ratification of Appointment of Independent Registered ! ! ! Public Accounting Firm. 1e. Bruce K. Crowther ! ! 1f. Lynn A. Tetrault ! ! 1g. Alison L. Hannah ! ! 1h. Stephen M. Kanovsky ! ! 1i. Rachel A. Stahler ! ! Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D03418-P32575 NEOGENOMICS, INC. Annual Meeting of Stockholders May 28, 2020 10:00 AM (Eastern Time) This proxy is solicited by the Board of Directors The undersigned hereby appoints Denise E. Pedulla and Kathryn B. McKenzie, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3. Continued and to be signed on reverse side